                                                                  EXHIBIT 3.29.1

                       CERTIFICATE OF LIMITED PARTNERSHIP



1. The name of the limited partnership is DeCrane Aircraft Furniture Co., LP.

2.       The address of the registered office is c/o CT Corporation System, 350
         N. St. Paul Street, Dallas, Texas 75201.

3.       The name of the registered agent at the above address is CT Corporation
         System.

4. The address where records of the partnership are to be kept or made available is 2361 Rosecrans Avenue, Suite 180, El Segundo, California 90245.

5. The name, mailing address and street address of the business or residence of each general partner is as follows:


         GENERAL PARTNER    MAILING ADDRESS          BUSINESS OR RESIDENCE STREET ADDRESS
         ---------------    ---------------          ------------------------------------
         DAH-IP Holdings,   2361 Rosecrans Avenue,   2361 Rosecrans Avenue
         Inc.               Suite 180                Suite 180
                            El Segundo, CA 90401     El Segundo, CA  90401


June 7, 2000                                DeCrane Aircraft Furniture Co., LP

                                            By:   DAH-IP Holdings, Inc.
                                            Its:  General Partner


                                                  By: /s/ STEPHEN A. SILVERMAN
                                                      --------------------------
                                                      Stephen A. Silverman
                                                      Assistant Secretary